Exhibit 99.1

KFORCE REPORTS SECOND QUARTER 2026 REVENUE OF $349.3 MILLION, UP 4.5% YEAR OVER YEAR
THIRD QUARTER REVENUES EXPECTED TO GROW SEQUENTIALLY AND YEAR OVER YEAR GROWTH EXPECTED TO ACCELERATE
GROSS PROFIT MARGINS IN THE SECOND QUARTER IMPROVED 140 BASIS POINTS YEAR OVER YEAR
EPS OF $0.73 INCREASED NEARLY 24% YEAR OVER YEAR
TAMPA, FL, July 27, 2026 — Kforce Inc. (NYSE: KFRC), a solutions firm that specializes in technology and other professional staffing services, today announced results for the second quarter of 2026.
Joseph J. Liberatore, President and Chief Executive Officer, said, "We are extremely pleased to have successfully delivered results in the second quarter that again exceeded our expectations from both a revenue and profitability perspective. Overall revenues positively inflected in the first quarter of 2026, meaningfully expanded in the second quarter, and our guidance for the third quarter contemplates continued sequential improvement. There has been a lot of discussion about whether we and the broader sector can continue to deliver revenue growth given the much-speculated negative demand impact of AI tools and technologies. We believe that the need for high-quality talent remains essential in virtually all technology initiatives, including AI-related investments. Encouragingly, we have been successful at delivering three consecutive quarters of revenue growth that has returned to pre-pandemic, and thus pre-AI advancement, averages while generating operating margins that are meaningfully higher than those achieved at comparable historical levels.

I am incredibly proud of the determination of our people and deeply appreciative of the trust our world-class clients continue to place in Kforce as we help them advance more meaningful, higher-value engagements. We believe our go-to-market approach, shaped by our integrated strategy efforts, is gaining traction. Across the Firm, our people are operating more fully as One Kforce, bringing the full breadth of our capabilities to bear across our service offerings."
Quarterly Financial Highlights
•Revenue for the quarter ended June 30, 2026 was $349.3 million, an increase of 5.7% (4.1% on a billing day basis) sequentially and 4.5% year over year.
•Technology Flex revenue increased 5.6% (4.0% on a billing day basis) sequentially and 4.0% year over year. FA Flex revenue increased 2.4% (0.8% on a billing day basis) sequentially and 6.0% year over year.
•Gross profit margins of 28.5% increased 120 basis points sequentially and 140 basis points year over year. Flex gross profit margins of 26.9% increased 100 basis points sequentially and increased 110 basis points year over year.
•SG&A expenses as a percentage of revenue was 22.7% for the quarter ended June 30, 2026, which decreased 50 basis points sequentially and increased 50 basis points year over year.
•Operating margins were 5.4% for the quarter ended June 30, 2026, which increased 180 basis points sequentially and 90 basis points year over year.
•Diluted earnings per share for the quarter ended June 30, 2026 was $0.73, an increase of 58.7% sequentially and 23.7% year over year.
•We returned $9.6 million in capital to our shareholders in the form of open market share repurchases and quarterly dividends during the second quarter of 2026.
•Our Board of Directors approved a third quarter cash dividend of $0.40 per share to shareholders of record as of the close of business on September 11, 2026, which will be payable on September 25, 2026.

Third Quarter 2026 - Guidance
Looking forward to the third quarter of 2026, there will be 64 billing days, compared to 64 billing days in the second quarter of 2026 and third quarter of 2025. Current estimates for the third quarter of 2026 are:
•Revenue of $349 million to $357 million
•Earnings per share of $0.71 to $0.79
•Gross profit margins of 28.1% to 28.3%
•Flex gross profit margins of 26.7% to 26.9%
•SG&A expenses as a percent of revenue of 22.2% to 22.4%
•Operating margin of 5.3% to 5.7%
•WASO of 17.2 million
•Effective tax rate of 30.4%
Conference Call
On Monday, July 27, 2026, Kforce will host a conference call at 5:00 p.m. E.T. to discuss these results. The dial-in number is (833) 461-5787 and the conference passcode is 778 562 393. The prepared remarks for this call and webcast are available on the Investor Relations page of the Kforce Inc. website in the News and Events section. The replay of the call can be accessed at http://investor.kforce.com.
About Kforce Inc.
Kforce Inc. (the “Firm”) is a solutions firm specializing in technology, finance and accounting, and other professional staffing services. Our KNOWLEDGEforce® empowers industry-leading companies to achieve their digital transformation goals. We curate teams of technical experts who deliver solutions custom-tailored to each client’s needs. These scalable, flexible outcomes are shaped by deep market knowledge, thought leadership and our multi-industry expertise.
Our integrated approach is rooted in over 60 years of proven success deploying highly skilled professionals on a temporary and direct-hire basis. Each year, approximately 17,000 talented experts work with Fortune 500 and other leading companies. Together, we deliver Great Results Through Strategic Partnership and Knowledge Sharing®.
Michael R. Blackman, Chief Corporate Development Officer
(813) 552-2927

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
All statements in this press release, other than those of a historical nature, are forward-looking statements including, but not limited to, statements regarding the traction of our go-to market approach and the Firm's guidance for the third quarter of 2026. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: general business conditions; global trade policy, federal administration actions, government shutdowns, other geopolitical events and their potential impacts on our operations and the broader economy; growth rates in temporary staffing and the general economy; competitive factors; risks due to shifts in the market demand, including those resulting from the growth of artificial intelligence (AI); changes in demand, or our ability to adapt to such changes; a constraint in the supply of consultants and candidates, or the Firm’s ability to attract and retain such individuals; the success of the Firm in attracting and retaining its management team and key operating employees; changes in business or service mix; the ability of the Firm to repurchase shares and issue dividends; the occurrence of unanticipated expenses, income, gains or losses; the effect of adverse weather conditions; changes in our effective tax rate; our ability to comply with or respond to government regulations, laws, orders, guidelines and policies that impact our business; risk of contract performance, delays, termination or the failure to obtain new assignments, contracts, or funding under contracts; ability to comply with our obligations in a remote work environment, including consultants engaging in unauthorized or fraudulent activity; continued performance, security of, and improvements to, our enterprise information systems; and impacts of actual or potential litigation, or other legal or regulatory matters or liabilities, including the risk factors and matters listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Firm’s Form 10-K for the fiscal year ended December 31, 2025, as well as assumptions regarding the foregoing. The terms “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan”, "appear" and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Future events and actual results may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and the Firm undertakes no obligation to update any forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Revenue	$349,331	$330,364	$334,316
Direct costs	249,877	240,296	243,668
Gross profit	99,454	90,068	90,648
Selling, general and administrative expenses	79,406	76,758	74,370
Depreciation and amortization	1,296	1,304	1,390
Income from operations	18,752	12,006	14,888
Other expense, net	991	652	1,029
Income before income taxes	17,761	11,354	13,859
Income tax expense	5,438	3,429	3,410
Net income	$12,323	$7,925	$10,449

Earnings per share – diluted	$0.73	$0.46	$0.59

Weighted average shares outstanding – diluted	16,978	17,197	17,759
Adjusted EBITDA	$23,757	$16,897	$19,885

Billing days	64	63	64

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$330	$2,142
Trade receivables, net of allowances	220,857	190,461
Prepaid expenses and other current assets	10,118	9,669
Total current assets	231,305	202,272
Fixed assets, net	5,026	6,023
Other assets, net	145,003	129,267
Deferred tax assets, net	3,818	3,036
Goodwill	25,040	25,040
Total assets	$410,192	$365,638
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$62,863	$67,609
Accrued payroll costs	50,297	42,328
Current portion of operating lease liabilities	3,477	3,342
Income taxes payable	3,126	451
Total current liabilities	119,763	113,730
Long-term debt – credit facility	107,100	66,400
Other long-term liabilities	59,701	60,905
Total liabilities	286,564	241,035
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	743	742
Additional paid-in capital	566,505	558,297
Retained earnings	558,001	552,180
Treasury stock, at cost	(1,001,621)	(986,616)
Total stockholders’ equity	123,628	124,603
Total liabilities and stockholders’ equity	$410,192	$365,638

Kforce Inc.
Key Statistics
(Unaudited)

	Q2 2026	Q1 2026	Q2 2025
Total Firm
Total Revenue (000’s)	$349,331	$330,364	$334,316
GP %	28.5%	27.3%	27.1%
Flex revenue (000’s)	$341,829	$324,228	$328,411
Hours (000's)	3,926	3,772	3,787
Flex GP %	26.9%	25.9%	25.8%
Direct Hire revenue (000’s)	$7,502	$6,136	$5,905
Placements	309	276	269
Average fee	$24,278	$22,270	$21,964
Billing days	64	63	64
Technology
Total Revenue (000’s)	$323,876	$305,963	$310,527
GP %	27.6%	26.5%	26.3%
Flex revenue (000’s)	$320,035	$302,955	$307,844
Hours (000’s)	3,520	3,365	3,404
Flex GP %	26.8%	25.7%	25.6%
Direct Hire revenue (000’s)	$3,841	$3,008	$2,683
Placements	148	139	116
Average fee	$26,038	$21,659	$23,154
Finance and Accounting
Total Revenue (000’s)	$25,455	$24,401	$23,789
GP %	39.3%	37.1%	38.1%
Flex revenue (000’s)	$21,794	$21,273	$20,567
Hours (000’s)	406	407	383
Flex GP %	29.1%	27.9%	28.5%
Direct Hire revenue (000’s)	$3,661	$3,128	$3,222
Placements	161	137	153
Average fee	$22,671	$22,891	$21,063

Kforce Inc.
Non-GAAP Financial Measures
(Unaudited)
In addition to our financial results presented in accordance with GAAP, Kforce may use certain non-GAAP financial measures, which we believe provide useful information to investors in evaluating our core operating performance. The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. Our non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. We view these non-GAAP financial measures as supplemental, which are not intended to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Revenue Growth Rates
“Revenue growth rates,” a non-GAAP financial measure, is defined by Kforce as revenue growth after removing the impacts on reported revenues from the changes in the number of billing days. Management believes this data is particularly useful because it aids in evaluating revenue trends over time. The impact of billing days is calculated by dividing each comparative period’s reported revenues by the number of billing days for the respective period to arrive at a per billing day amount for each quarter. Growth rates are then calculated using the per billing day amounts as a percentage change compared to the respective period. Management calculates the number of billing days for each reporting period based on the number of holidays and business days in the quarter.

	Sequential Growth Rates (GAAP)
	2026		2025
	Q2	Q1	Q4	Q3	Q2
Technology Flex	5.6%	(0.2)%	(0.2)%	(1.2)%	1.8%
FA Flex	2.4%	(5.6)%	2.4%	6.9%	2.1%
Total Flex revenue	5.4%	(0.6)%	(0.1)%	(0.7)%	1.8%
	Sequential Growth Rates (Non-GAAP)
	2026		2025
	Q2	Q1	Q4	Q3	Q2
Billing Days	64	63	62	64	64
Technology Flex	4.0%	(1.8)%	3.0%	(1.2)%	0.2%
FA Flex	0.8%	(7.1)%	5.7%	6.9%	0.5%
Total Flex revenue	3.8%	(2.2)%	3.2%	(0.7)%	0.2%

	Year-Over-Year Growth Rates (GAAP)
	2026			2025
	YTD	Q2	Q1	YTD	Q2	Q1
Technology Flex	2.1%	4.0%	0.2%	(5.0)%	(5.0)%	(5.0)%
FA Flex	5.8%	6.0%	5.7%	(20.1)%	(16.8)%	(23.2)%
Total Flex revenue	2.3%	4.1%	0.5%	(6.1)%	(5.8)%	(6.4)%
	Year-Over-Year Growth Rates (Non-GAAP)
	2026			2025
	YTD	Q2	Q1	YTD	Q2	Q1
Billing Days	127	64	63	127	64	63
Technology Flex	2.1%	4.0%	0.2%	(4.3)%	(5.0)%	(3.5)%
FA Flex	5.8%	6.0%	5.7%	(19.5)%	(16.8)%	(22.0)%
Total Flex revenue	2.3%	4.1%	0.5%	(5.4)%	(5.8)%	(4.9)%

Free Cash Flow
“Free Cash Flow,” a non-GAAP financial measure, is defined by Kforce as net cash provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, repurchasing common stock, paying dividends or making acquisitions. Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view Free Cash Flow as a complement to, but not a replacement of, our unaudited condensed consolidated statements of cash flows.
The following table presents a reconciliation of Cash (Used in) Provided by Operating Activities to Free Cash Flow:

	Six Months Ended June 30,
(in thousands)	2026	2025
Cash (used in) provided by operating activities	$(6,728)	$18,614
Capital expenditures	(7,194)	(8,290)
Free cash flow	(13,922)	10,324
Change in debt	40,700	37,300
Repurchases of common stock	(15,068)	(32,243)
Cash dividends	(13,522)	(13,951)
Proceeds from company-owned life insurance	—	1,383
Premiums paid for company-owned life insurance	—	(686)
Other	—	(4)
Change in cash and cash equivalents	$(1,812)	$2,123
Adjusted EBITDA
“Adjusted EBITDA,” a non-GAAP financial measure, is defined by Kforce as net income before depreciation and amortization; stock-based compensation expense; interest expense, net and income tax expense. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations, and management believes it provides a good metric of our core profitability in comparing our performance to our competitors, as well as our performance over different time periods. Consequently, management believes it is useful information to investors. The measure should not be considered in isolation or as an alternative to net income, cash flows or other financial statement information presented in the unaudited condensed consolidated financial statements as indicators of financial performance or liquidity. Also, Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
The following table presents Adjusted EBITDA and includes a reconciliation of Net income to Adjusted EBITDA:

	Three Months Ended
(in thousands)	June 30, 2026	March 31, 2026	June 30, 2025
Net income	$12,323	$7,925	$10,449
Depreciation and amortization	1,296	1,304	1,390
Stock-based compensation expense	3,718	3,590	3,618
Interest expense, net	982	649	1,018
Income tax expense	5,438	3,429	3,410
Adjusted EBITDA	$23,757	$16,897	$19,885